Exhibit 10.2

The Marathon Bank

4095 Valley Pike

Winchester, Virginia 22602

May 21, 2007

Mr. James C. Youngblood

181 Liza Kates Lane

Winchester, VA 22603

Re:	Separation Agreement

Dear Jim:

This letter sets forth the substance of the separation agreement (the “Agreement”) which The Marathon Bank (the “Company”) is offering to you to aid in your employment transition.

1.            Contingent on Transaction. If the anticipated merger between The Marathon Bank and United Bank (the “Merger”) does not close by December 31, 2007, this Agreement shall have no effect, and shall not be binding on the Company or on you. If the Merger does not close by December 31, 2007, the Company agrees to reinstate you to your current position with the Company under the terms of the Employment Agreement as defined below.

2.            Separation. We have agreed that, if you timely enter into this Agreement, allow it to become effective, and comply with its terms, you will continue as a regular full time employee of the Company through the closing date of the Merger and your employment termination date will be the day following the closing date of the Merger (the “Separation Date”). From May 21, 2007 through the Separation Date, you will not perform any work for the Company and will not use the Company’s offices – and you will not be terminated for failing to work through the Separation Date. If the Merger successfully closes as anticipated, the termination of your employment shall be deemed to have occurred after a change of control for purposes of the Employment Agreement, the SERP Agreement, the BOLI plan, and your stock option agreements (as those terms are defined below).

3.            Accrued Salary and Vacation. Until the Separation Date, you shall continue to receive your current compensation and benefits pursuant to your Employment Agreement dated November 23, 2004, attached hereto as Exhibit A (“Employment Agreement”). On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

4.            Severance Benefits. If you execute and do not revoke this Agreement and if the Merger successfully closes as anticipated, the Company will provide the severance benefits

Mr. James C. Youngblood

May 21, 2007

described below (the “Severance Benefits”), provided that you are not in material breach of this Agreement or any other written agreement you may have executed with the Company:

(a)          The Company will pay you, as severance, a lump sum amount of $25,000, subject to standard payroll deductions and withholdings. This amount will be paid within twenty (20) business days of the later of: (i) the Effective Date as defined below, provided the Company has received the executed Agreement from you on or before that date; or (ii) the closing date of the Merger, provided the Company has received the executed Agreement from you on or before that date.

(b)          The Company will pay you, as severance, the cash amount in Section 10(a)(i) or Section 10(a)(ii) of the Employment Agreement, whichever is greater. A copy of your Employment Agreement is attached hereto as Exhibit A. This amount will be subject to standard payroll deductions and withholdings and will be paid in a lump sum within twenty (20) business days of the later of: (i) the Effective Date as defined below, provided the Company has received the executed Agreement from you on or before that date; or (ii) the closing date of the Merger, provided the Company has received the executed Agreement from you on or before that date.

5.	Benefit Plans.

(a)          Health Insurance. If you are currently participating in the Company’s group health insurance plans, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

(b)          SERP. You are currently participating in the Company’s supplemental executive retirement plan (“SERP”) pursuant to The Marathon Bank Supplemental Executive Retirement Agreement dated January 1, 2004, as amended (“SERP Agreement”). All rights and obligations with respect to the SERP will be as set forth in your SERP Agreement and related documents.

(c)          BOLI Plan. You are currently participating in the Bank Owned Life Insurance Plan (“BOLI plan”). All rights and obligations with respect to the BOLI plan will be as set forth in your Life Insurance Endorsement Method Split Dollar Plan Agreement and related documents.

(d)          Other Benefits. If you are current participant in other benefit programs (including but not limited to the 401(k) plan), you will continue to do so through the Separation Date. You will receive information by mail concerning applicable rollover procedures should you be a participant in certain benefit programs.

6.            Stock Options. You were granted the following two options pursuant to the Company’s 2002 Long-Term Incentive Plan (the “Plan”) and related Stock Option Grant

Mr. James C. Youngblood

May 21, 2007

Agreements: (i) stock option granted on June 11, 2002, to purchase 6,500 shares of the Company’s common stock at the purchase price of $10.53 per share; and (ii) stock option granted on October 11, 2005, to purchase 10,000 shares of the Company’s common stock at the purchase price of $20.25 per share. Such options are fully vested. Your rights to exercise your options as to any vested shares will be as set forth in the Plan and your stock option agreement(s) and grant notice(s).

7.            Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement or the other agreements referenced herein, you will not receive any additional compensation, severance or benefits after the Separation Date.

8.            Expense Reimbursements. If you have been issued any Company credit or calling cards, the Company will cancel these card(s) effective May 21, 2007. You agree that, within ten (10) days following May 21, 2007, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9.            Return of Company Property. By May 21, 2007, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). This notwithstanding, the Company agrees that you may retain use of the Company Owned Vehicle until the Separation Date. Please coordinate return of Company property with me. Receipt of the Severance Benefits described in paragraph 4 of this Agreement is expressly conditioned upon return of all Company Property.

10.          Covenant Not to Compete and Related Covenants. For four (4) months after the Separation Date, you hereby acknowledge and agree to refrain from certain solicitation and competitive activities and to comply with your obligations under Section 19(a)-(j) of your Employment Agreement. A copy of your Employment Agreement is attached hereto as Exhibit A, and Section 19(a)-(j) of the Employment Agreement is incorporated by reference as if fully set forth herein.

11.          Proprietary Information. Both during and after your employment, you will refrain from any unauthorized use or disclosure of the Company’s proprietary or confidential information or materials.

12.          Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and

Mr. James C. Youngblood

May 21, 2007

financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.

13.          Nondisparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents, successors and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

14.          Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company and United Bank, their parents and subsidiaries, and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company and/or United Bank, their parents and subsidiaries, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; Virginia Human Rights Act, the Virginians with Disabilities Act; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

•	has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision;

Mr. James C. Youngblood

May 21, 2007

defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company. Also, you are not waiving or releasing any claims under this Agreement, the SERP Agreement, BOLI Plan, or stock option agreements referred to above to the extent they arise out of events, acts or conduct occurring after the date of your signature below. Also excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

15.          Cooperation. You agree to fully cooperate with the Company and its successors in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, strategic matters; any present, prior or subsequent relationships; the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. You further agree to cooperate fully with the Company and its successors in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company and its successors upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.

Mr. James C. Youngblood

May 21, 2007

16.          No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

17.          Breach. You agree that if you commit any breach of this Agreement that is not cured within 10 days of written notice of same, you will forfeit all amounts paid or owing to you under this Agreement (however, there shall be no cure period for a violation of paragraphs 10-13 and 15 of this Agreement). Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of paragraphs 9-13, and 15 of this Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. If either party breaches this Agreement, the parties agree that if the aggrieved party is successful in whole or part in any legal or equitable action under this Agreement, the aggrieved party shall be entitled to recover all of the costs, including reasonable attorney’s fees, incurred in enforcing the terms of this Agreement

18.          Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Virginia as applied to contracts made and to be performed entirely within Virginia.

If this Agreement is acceptable to you, please sign below and return the original to me.

Mr. James C. Youngblood

May 21, 2007

I wish you good luck in your future endeavors.

Sincerely,

THE MARATHON BANK

By: /s/ Donald L. Unger

Donald L. Unger

Chairman of the Board

AGREED TO AND ACCEPTED:

/s/ James C. Youngblood

James C. Youngblood

Exhibit A – Employment Agreement

CONSIDERATION PERIOD

I, James C. Youngblood, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I originally received on May 7, 2007. The parties agree that the changes made to this Agreement since May 7, 2007, do not restart the running of the 21-day consideration period. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

AGREED:

/s/ James C. Youngblood

Employee Signature

Date: May 21, 2007